Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Chief Financial Officer
517/372-9200

Neogen reports 34% increase in net income, 15% increase in revenues

LANSING, Mich., July 25, 2006 – Neogen Corporation (Nasdaq: NEOG) today announced a 15% increase in revenues for its 2006 fiscal year, which ended May 31, and a continuation of the company’s outstanding record of profitability. Neogen’s net income increased 35% in its fourth quarter on a prior year quarter-to-quarter comparison, and was up 34% overall for FY 2006.

FY 2006 revenues were $72,433,000, up from $62,756,000 in Neogen’s previous fiscal year. Net income was $7,941,000 in FY 2006, or $0.92 per share, compared to $0.70 in the prior year. Neogen’s fourth quarter was the 53rd consecutive profitable quarter from operations for the company, and the 57th quarter of the past 62 quarters to show revenue increases on a year-to-year comparison.

Neogen’s fourth quarter revenues improved 24% on a year-to-year comparison to $19,815,000. Quarterly net income per share was $0.22 for the final FY 2006 three-month period. In the prior year, Neogen reported fourth quarter revenues of $16,008,000 and net income of $0.17 per share.

“We are proud to report another exceptional year for Neogen, both in terms of revenue growth and operational strength,” said James Herbert, Neogen’s chief executive officer and chairman. “Our almost uninterrupted quarterly growth for the past 15 1/2 years is a tradition our 400 employees work hard to uphold. Not only was this a good financial year, but we also developed new products, established new programs, and made two attractive acquisitions that will help ensure our future growth.”

Neogen’s gross margin in FY 2006 increased to 51.1%, up from 48.8% in the previous fiscal year. Productivity improvements and better utilization of facilities helped drive a 37% improvement in FY 2006 operating income compared to the previous year.

“It is very gratifying to see operating profit reflect our efforts to increase operational efficiencies. Improving our overall gross margins by more than 200 basis points on a year-over-year comparison is a significant improvement,” said Lon Bohannon, who was recently named Neogen’s president and chief operating officer. “I was also very pleased to see that Food Safety diagnostic sales, which includes test kits for pathogens, natural toxins, and food allergens, grow by more than 10% on a same-store basis for both the third and fourth quarters. This represents a significant turnaround from just over one year ago.”

Neogen’s Food Safety Division led the company’s FY 2006 revenue increase with sales up 24% to $34,951,000. While the December 2005 addition of UCB’s dairy antibiotic testing products and the February 2006 addition of Centrus International’s optical microbial detection system contributed significantly to the division’s revenue gain, sales of established products increased 8% for the fiscal year. Due to heightened concern over the presence of aflatoxin in corn in certain areas of the United States, and Neogen’s new extremely simple and accurate strip test format, sales of natural toxin testing products increased 19% in FY 2006 from the previous year.

Neogen continued its unquestioned role as the leader in providing rapid test kits for the most significant food recall concern—food allergens—in the past year, with sales of food allergen tests increasing 39% over FY 2005. Food allergen sales were aided by the introduction of new tests for soy and hazelnut, and an easier test format for milk, but sales of all food allergen products increased significantly in the 12-month period. Sales of this product group continue to be influenced by a U.S. food labeling law that went into effect Jan. 1, 2006, that requires manufacturers to clearly label any known food allergen in their products to protect food allergic consumers.

The company’s December acquisition of UCB’s dairy antibiotic testing business and February acquisition of Centrus International’s microbial test system were both immediately accretive to Neogen’s top and bottom lines. Neogen recently completed extensive renovations to its facilities in Lansing, Mich., to accommodate production of its new antibiotic testing products. The company continues to anticipate a key U.S. FDA approval for the domestic use of its advanced Beta Star dairy antibiotic testing product within its 2007 fiscal year.

Annual sales for Neogen’s Animal Safety Division increased 8% to $37,482,000. In addition to a record year for Neogen’s equine botulism vaccine and veterinary immune stimulant, sales of the company’s line of over-the-counter veterinary instruments offered in major farm and ranch retail stores increased 16% in FY 2006. Sales of forensic drug detection kits, TMB substrates and research test kits increased 15% compared to the prior year.

Acquisitions and Neogen’s sales efforts outside North America helped increase international sales to 29% of total company revenues, compared to 27% and 25% in the prior two fiscal years. Scotland-based Neogen Europe Ltd. continued its success in the European Union food safety testing market. Neogen Europe recorded an overall sales improvement of approximately 12%, with significant sales increases of Neogen’s mycotoxin, food allergen, and sanitation testing products.

Subsequent to the May 31 close of its 2006 fiscal year, Neogen generated approximately $12,237,000 in cash through an offering of 650,000 shares of common stock.

“Because the financial statements that we are reporting with this release offer a snapshot of our financial status as of May 31, our balance sheet shows that we have approximately $10 million of bank debt associated with our UCB and Centrus acquisitions,” said Richard Current, Neogen’s chief financial officer. “The proceeds from the stock offering fully retired all our bank debt and added to our cash balances. As of the date of this release, we have no long-term debt, and have full access to our $17.5 million bank line to pursue possible growth strategies.”

On June 16, Neogen’s Board of Directors elected Chief Operating Officer Lon Bohannon as the company’s president and chief operating officer. Bohannon immediately replaced James Herbert, who had served as Neogen’s president since its founding in 1982. Herbert has continued full-time responsibilities as chief executive officer, where his efforts will be focused on strategic growth and international expansion. Concurrently, Herbert was elected as Board chairman, replacing Jack Parnell, who will continue to serve on the Board.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases, and sanitation concerns, and dehydrated culture media. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		Year ended May 31
	2006	2005	2006	2005
	(In thousands, except for per share)
Revenue
Food Safety	$10,595	$7,263	$34,951	$28,156
Animal Safety	9,220	8,745	37,482	34,600

Total revenue	19,815	16,008	72,433	62,756
Cost of sales	9,662	7,962	35,427	32,153

Gross margin	10,153	8,046	37,006	30,603
Operating expenses
Sales & marketing	4,430	3,497	15,799	13,484
Administrative	1,939	1,772	6,174	5,621
Research & development	649	596	2,988	2,729

Total operating expenses	7,018	5,865	24,961	21,834

Operating income	3,135	2,181	12,045	8,769
Other income (expense)	(132)	(38)	46	147

Income before income tax	3,003	2,143	12,091	8,916
Income tax	1,046	698	4,150	3,000

Net income	$1,957	$1,445	$7,941	$5,916
Net income per diluted share	$0.22	$0.17	$0.92	$0.70

Other information:
Shares to calculate per share	8,799	8,415	8,644	8,492
Depreciation & amortization	937	346	2,417	1,702
Interest expense	168	8	283	84
Gross margin (% of sales)	51.2%	50.3%	51.1%	48.8%
Operating income (% of sales)	15.8%	13.6%	16.6%	14.0%
Revenue increase vs. FY 2005	23.8%		15.4%
Net income increase vs. FY 2005	35.4%		34.2%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	31-May 2006	31-May 2005
	(In thousands)
Assets
Current assets
Cash & securities	$1,958	$1,972
Accounts receivable	13,116	10,469
Inventories	17,626	13,796
Other current assets	3,269	2,142

Total current assets	35,969	28,379
Property & equipment	14,255	12,193
Goodwill & other assets	37,766	23,312

Total assets	$87,990	$63,884

Liabilities & Stockholders’ Equity
Current liabilities	$10,017	$5,735
Long-term debt	9,955	—
Other long-term liabilities	3,470	3,314
Equity	64,548	54,835

Total liabilities & stockholders’ equity	$87,990	$63,884

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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